EXHIBIT 99.1
CDW Reports Third Quarter 2024 Earnings
Resilient Margins Reinforce Integrity of the Strategy, Cash Flow Enhances Strategic Flexibility

(Dollars in millions, except per share amounts and percentage)	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Chg.	2024	2023	% Chg.
Net Sales	$5,516.6	$5,628.3	(2.0)	$15,812.7	$16,357.5	(3.3)
Gross Profit	$1,200.7	$1,227.7	(2.2)	$3,447.1	$3,498.6	(1.5)
Gross Profit Margin	21.8%	21.8%		21.8%	21.4%
Operating Income	$481.6	$478.4	0.7	$1,242.7	$1,245.9	(0.3)
Non-GAAP Operating Income[1]	$534.0	$556.3	(4.0)	$1,447.8	$1,520.4	(4.8)
Net Income	$316.4	$315.5	0.3	$813.6	$808.2	0.7
Non-GAAP Net Income[1]	$354.9	$369.4	(3.9)	$954.5	$997.1	(4.3)
Net Income per Diluted Share	$2.34	$2.32	1.0	$6.00	$5.92	1.3
Non-GAAP Net Income per Diluted Share[1]	$2.63	$2.72	(3.2)	$7.04	$7.31	(3.6)
Average Daily Sales[2]	$86.2	$89.3	(3.5)	$82.4	$85.6	(3.8)
[1] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measure in the attached schedules.

[2] Defined as Net sales divided by the number of selling days. There were 64 and 63 selling days for the three months ended September 30, 2024 and 2023, respectively. There were 192 and 191 selling days for the nine months ended September 30, 2024 and 2023, respectively.

VERNON HILLS, Ill., October 30, 2024 - CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced third quarter 2024 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.625 per common share to be paid on December 10, 2024 to all stockholders of record as of the close of business on November 25, 2024.
"The team's value as a trusted advisor and ability to meet our customers' most pressing needs drove strong performance in cloud and end-point solutions," said Christine A. Leahy, chair and chief executive officer, CDW. "While this performance delivered resilient margins that reinforce the integrity of our strategy, it was not enough to offset the impact of lower hardware solutions demand."
"Persistent economic uncertainty and growing complexity in the technology landscape resulted in elongated customer decision making and delays in projects," said Albert J. Miralles, chief financial officer, CDW. "Despite the challenging market, our ability to optimize cash flow generation through effective management of our working capital provides strategic flexibility across our capital priorities including M&A and share repurchases."
"In this evolving and dynamic business environment, our value proposition is stronger than ever as customers turn to CDW to help them address mission-critical IT and operational needs across the full IT solutions stack and lifecycle. We continue to target exceeding US IT market growth by 200 to 300 basis points on a constant currency basis. To achieve this, we remain laser focused on meeting the needs of our more than 250,000 customers around the globe and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the IT market evolves," concluded Leahy.

Third Quarter of 2024 Highlights:
Net sales in the third quarter of 2024 were $5,517 million, compared to $5,628 million in the third quarter of 2023, a decrease of 2.0 percent. There were 64 and 63 selling days for the three months ended September 30, 2024 and 2023, respectively. On an average daily sales basis, Net sales decreased 3.5 percent from the third quarter of 2023 to the third quarter of 2024. The decline in Net sales was driven by the Public and Corporate segments, partially offset by our UK and Canadian operations. Continued economic uncertainty and the complex technology landscape has led customers to be cautious and measured in their approach to technology spending, leading to a decline in Net sales. The third quarter of 2024 Net sales performance, on an average daily sales basis, included:
•Corporate segment Net sales of $2,161 million, 4.4 percent lower than 2023.
•Small Business segment Net sales of $380 million, 1.2 percent lower than 2023.
•Public segment Net sales of $2,336 million, 5.1 percent lower than 2023. Public results were primarily driven by decrease in Net sales to Government and Education customers of 12.3 percent and 4.5 percent, respectively, partially offset by an increase in Net sales to Healthcare customers of 3.1 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $640 million, 4.8 percent higher than 2023.
Gross profit in the third quarter of 2024 was $1,201 million, compared to $1,228 million for the third quarter of 2023, representing a decrease of 2.2 percent. Gross profit margin remained consistent at 21.8 percent for both the third quarters of 2024 and 2023.
Selling and administrative expenses were $719 million in the third quarter of 2024, compared to $749 million in the third quarter of 2023, representing a decrease of 4.0 percent. The decrease was primarily due to lower performance-based compensation, including equity-based compensation, consistent with lower attainment against certain financial measures.
Operating income was $482 million in the third quarter of 2024, compared to $478 million in the third quarter of 2023, representing an increase of 0.7 percent. Non-GAAP operating income was $534 million in the third quarter of 2024, compared to $556 million in the third quarter of 2023, representing a decrease of 4.0 percent. Operating income margin and Non-GAAP operating income margin were 8.7 percent and 9.7 percent, respectively, for the third quarter of 2024 versus 8.5 percent and 9.9 percent, respectively, for the third quarter of 2023.
Interest expense, net includes interest expense and interest income. Interest expense, net was $54 million for third quarter of 2024, compared to $57 million for the third quarter of 2023, representing a decrease of 5.2 percent. The decrease was primarily due to increased interest income earned on higher average cash balances, partially offset by increased interest expense on higher debt levels.
The effective tax rate was 26.0 percent in the third quarter of 2024, compared to 24.8 percent in the third quarter of 2023, which resulted in income tax expense of $111 million and $104 million, respectively. The increase in the effective tax rate was primarily attributable to lower excess tax benefits on equity-based compensation.
Net income remained consistent at $316 million for both the third quarters of 2024 and 2023. Non-GAAP net income was $355 million in the third quarter of 2024, compared to $369 million in the third quarter of 2023, representing a decrease of 3.9 percent.
Weighted-average diluted shares outstanding were 135 million for the third quarter of 2024, compared to 136 million for the third quarter of 2023. Net income per diluted share for the third quarter of 2024 was $2.34, compared to $2.32 for the third quarter of 2023, representing an increase of 1.0 percent. Non-GAAP net income per diluted share for the third quarter of 2024 was $2.63, compared to $2.72 for the third quarter of 2023, representing a decrease of 3.2 percent.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2023 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, inflationary pressures; level of interest rates; CDW's relationships with vendor partners and terms of their agreements; continued innovations in technology by CDW's vendor partners; the use or capabilities of artificial intelligence; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including the impact of pandemics such as COVID-19 and armed conflicts; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services, including impacts of adverse change in government spending policies; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; failure to maintain the ratings assigned to CDW's debt securities by rating agencies; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP. Non-GAAP measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
Our non-GAAP performance measures include Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis, and our non-GAAP financial condition measures include Free cash flow and Adjusted free cash flow. These non-GAAP performance measures and non-GAAP financial condition measures are collectively referred to as "non-GAAP financial measures."
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income and Non-GAAP net income per diluted share exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, transformation initiatives, workplace optimization and the associated tax effects of each. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales. Free cash flow is defined as Net cash provided by operating activities less capital expenditures. Adjusted free cash flow is defined as Free cash flow adjusted to include certain cash flows from financing activities incurred in the normal course of operations or as capital expenditures.
We believe our non-GAAP performance measures provide analysts, investors and management with useful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present non-GAAP financial condition measures as we believe they provide analysts, investors and management with more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
Our outlook includes non-GAAP financial measures because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of our underlying performance, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the most comparable US GAAP financial measures.
About CDW
CDW Corporation is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.

Webcast
CDW Corporation will hold a conference call today, October 30, 2024 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquires
Steven O’Brien	Sara Granack
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change

Net sales	$5,516.6	$5,628.3	(2.0)%	$15,812.7	$16,357.5	(3.3)%
Cost of sales	4,315.9	4,400.6	(1.9)	12,365.6	12,858.9	(3.8)
Gross profit	1,200.7	1,227.7	(2.2)	3,447.1	3,498.6	(1.5)

Selling and administrative expenses	719.1	749.3	(4.0)	2,204.4	2,252.7	(2.1)
Operating income	481.6	478.4	0.7	1,242.7	1,245.9	(0.3)

Interest expense, net	(54.4)	(57.4)	(5.2)	(158.0)	(173.3)	(8.8)
Other income (expense), net	0.4	(1.2)	nm*	(0.8)	(3.1)	(74.2)
Income before income taxes	427.6	419.8	1.9	1,083.9	1,069.5	1.3

Income tax expense	(111.2)	(104.3)	6.6	(270.3)	(261.3)	3.4

Net income	$316.4	$315.5	0.3%	$813.6	$808.2	0.7%

Net income per common share:
Basic	$2.37	$2.35	0.7%	$6.07	$6.00	1.2%
Diluted	$2.34	$2.32	1.0%	$6.00	$5.92	1.3%

Weighted-average common shares outstanding:
Basic	133.5	134.1		134.0	134.8
Diluted	134.9	135.9		135.5	136.4

*nm - Not meaningful

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	% Change(i)	Average Daily Sales % Change(i)	2024	2023	% Change(i)	Average Daily Sales % Change(i)

Corporate	$2,161.2	$2,226.5	(2.9)%	(4.4)%	$6,492.3	$6,675.2	(2.7)%	(3.2)%

Small Business	379.7	378.4	0.3	(1.2)	1,143.5	1,186.0	(3.6)	(4.1)

Public:
Government	691.0	775.7	(10.9)	(12.3)	1,873.4	2,008.4	(6.7)	(7.2)
Education	995.7	1,026.7	(3.0)	(4.5)	2,609.9	2,719.2	(4.0)	(4.5)
Healthcare	649.0	619.7	4.7	3.1	1,820.4	1,802.4	1.0	0.5
Total Public	2,335.7	2,422.1	(3.6)	(5.1)	6,303.7	6,530.0	(3.5)	(4.0)

Other	640.0	601.3	6.4	4.8	1,873.2	1,966.3	(4.7)	(5.2)

Total Net sales	$5,516.6	$5,628.3	(2.0)%	(3.5)%	$15,812.7	$16,357.5	(3.3)%	(3.8)%

(i)There were 64 and 63 selling days for the three months ended September 30, 2024 and 2023, respectively. There were 192 and 191 selling days for the nine months ended September 30, 2024 and 2023, respectively. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Three Months Ended September 30, 2024
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,799.8	$328.1	$2,053.4	$539.7	$4,721.0
Transferred at a point in time where CDW is agent	197.5	37.0	160.0	33.6	428.1
Transferred over time where CDW is principal	163.9	14.6	122.3	66.7	367.5
Total Net sales	$2,161.2	$379.7	$2,335.7	$640.0	$5,516.6

	Three Months Ended September 30, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,861.9	$333.1	$2,169.3	$520.3	$4,884.6
Transferred at a point in time where CDW is agent	192.9	37.1	143.9	25.8	399.7
Transferred over time where CDW is principal	171.7	8.2	108.9	55.2	344.0
Total Net sales	$2,226.5	$378.4	$2,422.1	$601.3	$5,628.3

	Nine Months Ended September 30, 2024
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$5,409.5	$997.0	$5,561.3	$1,593.8	$13,561.6
Transferred at a point in time where CDW is agent	585.5	110.3	402.7	95.6	1,194.1
Transferred over time where CDW is principal	497.3	36.2	339.7	183.8	1,057.0
Total Net sales	$6,492.3	$1,143.5	$6,303.7	$1,873.2	$15,812.7

	Nine Months Ended September 30, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$5,614.6	$1,053.3	$5,858.6	$1,718.1	$14,244.6
Transferred at a point in time where CDW is agent	563.3	106.8	362.1	80.9	1,113.1
Transferred over time where CDW is principal	497.3	25.9	309.3	167.3	999.8
Total Net sales	$6,675.2	$1,186.0	$6,530.0	$1,966.3	$16,357.5

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2024	December 31, 2023	September 30, 2023
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$946.7	$588.7	$440.7
Short-term investments	211.7	—	—
Accounts receivable, net of allowance for credit losses of $37.5, $28.8, and $27.0, respectively	4,894.0	4,567.5	4,418.5
Merchandise inventory	682.5	668.1	706.4
Miscellaneous receivables	520.1	470.5	489.7
Prepaid expenses and other	406.6	410.2	403.1
Total current assets	7,661.6	6,705.0	6,458.4

Operating lease right-of-use assets	129.2	128.8	133.1
Property and equipment, net	193.1	195.5	194.9
Goodwill	4,424.5	4,413.4	4,417.4
Other intangible assets, net	1,259.7	1,369.7	1,384.9
Other assets	708.6	472.2	286.6
Total assets	$14,376.7	$13,284.6	$12,875.3

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$3,179.9	$2,881.0	$2,616.7
Accounts payable - inventory financing	357.0	430.9	620.0
Current maturities of long-term debt	423.2	613.1	40.0
Contract liabilities	474.7	487.4	438.9
Accrued expenses and other current liabilities	1,023.8	1,029.6	1,066.5
Total current liabilities	5,458.6	5,442.0	4,782.1

Long-term liabilities:
Debt	5,607.5	5,031.8	5,661.5
Deferred income taxes	145.1	171.4	171.8
Operating lease liabilities	158.7	164.0	168.8
Other liabilities	657.5	432.9	281.1
Total long-term liabilities	6,568.8	5,800.1	6,283.2

Total stockholders’ equity	2,349.3	2,042.5	1,810.0
Total liabilities and stockholders’ equity	$14,376.7	$13,284.6	$12,875.3

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	September 30, 2024	December 31, 2023	September 30, 2023
Debt and Revolver Availability
Cash and cash equivalents	$946.7	$588.7	$440.7
Short-term investments	211.7	—	—
Total debt	6,030.7	5,644.9	5,701.5
Net debt(i)	4,872.3	5,056.2	5,260.8
Revolver availability	1,254.4	1,208.1	942.4
Cash plus revolver availability	2,201.1	1,796.8	1,383.1

Working Capital(ii)
Days of sales outstanding	79	77	73
Days of supply in inventory	14	13	14
Days of purchases outstanding	(76)	(73)	(72)
Cash conversion cycle	17	17	15
(i)Defined as Total debt minus Cash and cash equivalents and Short-term investments
(ii)Based on a rolling three-month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2024	2023

Net cash provided by operating activities	$932.0	$1,062.2

Capital expenditures	(94.0)	(114.7)
Purchases of short-term investments	(211.1)	—
Other cash flows used in investing activities	(0.4)	(81.2)
Net cash used in investing activities	(305.5)	(195.9)

Net change in accounts payable - inventory financing	(73.9)	165.4
Other cash flows used in financing activities	(196.8)	(905.1)
Net cash used in financing activities	(270.7)	(739.7)

Effect of exchange rate changes on cash and cash equivalents	2.2	(1.1)
Net increase in cash and cash equivalents	358.0	125.5
Cash and cash equivalents - beginning of period	588.7	315.2
Cash and cash equivalents - end of period	$946.7	$440.7

Supplementary disclosure of cash flow information:
Interest paid	$(146.9)	$(141.2)
Income taxes paid, net	$(279.1)	$(285.1)

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis for the three and nine months ended September 30, 2024 and 2023 below. In addition, a reconciliation of Free cash flow and Adjusted free cash flow is included for the nine months ended September 30, 2024 and 2023.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	% of Net sales	2023	% of Net sales	2024	% of Net sales	2023	% of Net sales

Operating income, as reported	$481.6	8.7%	$478.4	8.5%	$1,242.7	7.9%	$1,245.9	7.6%
Amortization of intangibles(i)	37.7		37.3		113.2		116.2
Equity-based compensation	2.7		26.0		50.8		71.6
Transformation initiatives(ii)	8.3		6.4		23.1		16.0
Acquisition and integration expenses	0.5		7.1		2.1		24.7
Workplace optimization(iii)	2.2		(0.4)		9.5		42.5
Other adjustments	1.0		1.5		6.4		3.5
Non-GAAP operating income	$534.0	9.7%	$556.3	9.9%	$1,447.8	9.2%	$1,520.4	9.3%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iii)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,
	2024				2023
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$427.6	$(111.2)	$316.4	26.0%	$419.8	$(104.3)	$315.5	24.8%	0.3%
Amortization of intangibles(ii)	37.7	(9.8)	27.9		37.3	(9.7)	27.6
Equity-based compensation	2.7	(0.3)	2.4		26.0	(10.3)	15.7
Transformation initiatives(iii)	8.3	(2.1)	6.2		6.4	(1.7)	4.7
Acquisition and integration expenses	0.5	(0.1)	0.4		7.1	(1.8)	5.3
Workplace optimization(iv)	2.2	(0.6)	1.6		(0.4)	—	(0.4)
Other adjustments	0.1	(0.1)	—		1.5	(0.5)	1.0
Non-GAAP	$479.1	$(124.2)	$354.9	25.9%	$497.7	$(128.3)	$369.4	25.8%	(3.9)%

Net income per diluted share			$2.34				$2.32
Non-GAAP net income per diluted share			$2.63				$2.72
Shares used in computing US GAAP and Non-GAAP net income per diluted share			134.9				135.9

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Nine Months Ended September 30,
	2024				2023
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,083.9	$(270.3)	$813.6	24.9%	$1,069.5	$(261.3)	$808.2	24.4%	0.7%
Amortization of intangibles(ii)	113.2	(29.4)	83.8		116.2	(30.2)	86.0
Equity-based compensation	50.8	(23.4)	27.4		71.6	(32.7)	38.9
Transformation initiatives(iii)	23.1	(6.0)	17.1		16.0	(4.2)	11.8
Acquisition and integration expenses	2.1	(0.5)	1.6		24.7	(6.4)	18.3
Workplace optimization(iv)	9.5	(2.5)	7.0		42.5	(11.1)	31.4
Other adjustments	5.5	(1.5)	4.0		3.5	(1.0)	2.5
Non-GAAP	$1,288.1	$(333.6)	$954.5	25.9%	$1,344.0	$(346.9)	$997.1	25.8%	(4.3)%

Net income per diluted share, as reported			$6.00				$5.92
Non-GAAP net income per diluted share			$7.04				$7.31
Shares used in computing US GAAP and Non-GAAP net income per diluted share			135.5				136.4

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	% Change(i)	Average Daily Sales % Change(i)	2024	2023	% Change(i)	Average Daily Sales % Change(i)
Net sales, as reported	$5,516.6	$5,628.3	(2.0)%	(3.5)%	$15,812.7	$16,357.5	(3.3)%	(3.8)%
Foreign currency translation(ii)	—	6.6			—	27.2
Net sales, on a constant currency basis	$5,516.6	$5,634.9	(2.1)%	(3.6)%	$15,812.7	$16,384.7	(3.5)%	(4.0)%

(i)There were 64 and 63 selling days for the three months ended September 30, 2024 and 2023, respectively. There were 192 and 191 selling days for the nine months ended September 30, 2024 and 2023, respectively. Average daily sales is defined as Net sales divided by the number of selling days.
(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Net cash provided by operating activities	$932.0	$1,062.2
Capital expenditures	(94.0)	(114.7)
Free cash flow	838.0	947.5
Net change in accounts payable - inventory financing	(73.9)	165.4
Adjusted free cash flow(i)	$764.1	$1,112.9

(i)Defined as Net cash provided by operating activities less capital expenditures, adjusted to include cash flows from financing activities that relate to the purchase of inventory.